Micro-Integration Corp. and Subsidiaries
         Exhibit 11.1 - Statement re: Computation of Earnings Per Share

                                   Three months ended         Six months ended
                                      September 30              September 30
                                   1996         1995         1996         1995
                                 -------      -------      -------      -------
                                      (unaudited)               (unaudited)


Average shares outstanding         2,397        2,423        2,397        2,423

Net effect of dilutive stock
 options based on the
 treasury stock method
 using average market price            0            0            0            0
                                 -------      -------      -------      -------

Total                              2,397        2,423        2,397        2,423
                                 =======      =======      =======      =======

Net Loss                         $  (396)     $  (111)     $  (575)     $  (823)
                                 =======      =======      =======      =======

Per share amount                 $ (0.17)     $ (0.05)     $ (0.24)     $ (0.34)
                                 =======      =======      =======      =======

Note: Fully diluted earnings per share equals primary earnings per share.